Exhibit 99.12

FROM:

SKILLGREAT LIMITED

VANTAGE GLOBAL HOLDINGS LTD

YU DONG (于冬)

TO:

URANUS CONNECTION LIMITED (“You”)

Date: December 14, 2015

Dear Sirs,

Re: Exchange Right

We refer to the US$55,695,651.88 SECURED AND GUARANTEED EXCHANGEABLE NOTE DUE 2018 (the “Note”) issued by SKILLGREAT LIMITED to you on October 22, 2015.

Unless otherwise defined, capitalized terms used herein shall have the same meanings as those defined in the Note.

1.1	Section 5.1.1 of the Note provides that in the event that the Investor Parties enter into an amendment to the Consortium Agreement and become a party thereto prior to the execution of the Merger Agreement (the “Pre-Closing Exchange Period”), at any time within the Pre-Closing Exchange Period, the Noteholder may elect to exchange the Note, in whole and not in part, into Bona Shares by delivery of the Investor Exchange Notice to the Issuer together with the Certificate issued in respect of the Note.

1.2	Section 5.1.2 of the Note provides that in the event that the Investor Parties do not enter into an amendment to the Consortium Agreement and become a party thereto prior to the execution of the Merger Agreement, at any time after the Closing and prior to the 30th day after the Closing, the Noteholder may elect to exchange the Note, in whole and not in part, into equity interest in Holdco by delivery of the Investor Exchange Notice together with the Certificate issued in respect of the Note.

1.3	We hereby unconditionally and irrevocably waive the requirement that the Noteholder shall exercise its Exchange Right in accordance with Sections 5.1.1 and 5.1.2 of the Note and acknowledge and agree that the Note may only be exchanged, in whole and not in part, into Bona Shares (and not into equity interest in Holdco) by the Noteholder by delivery of the Investor Exchange Notice to the Issuer together with the Certificate issued in respect of the Note at any time on or after the earlier of (i) the execution of an interim investors agreement (as defined under the Merger Agreement) by, amongst others, the Investor or its affiliates; or (ii) the execution of the Merger Agreement by the parties thereto, but in each case of (i) and (ii), on or before the tenth Business Day following the execution thereof (the “Waiver”).

1.4	We confirm that, except for this letter, there is no other agreement between you and us in respect of the Waiver.

1.5	Save as to the Waiver specified herein, none of the sections in the Note shall be affected in any way and their respective terms shall continue in full force and effect.

1.6	This letter is governed by and shall be construed in all respects in accordance with the laws of Hong Kong. Clause 15 of the Investment Agreement shall apply mutatis mutandis.

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IN WITNESS WHEREOF this letter has been executed as a deed the day and year first above written.

The Issuer

SIGNED by Dong Yu	)
)
for and on behalf of	)
SKILLGREAT LIMITED	)
)
)

Vantage

SIGNED by Dong Yu	)
)
for and on behalf of	)
VANTAGE GLOBAL HOLDINGS LTD	)
)
)

The Founder

SIGNED, SEALED AND DELIVERED	)
by YU DONG (于冬))
)

Acknowledgement and Confirmation

The undersigned hereby acknowledge and confirm the receipt of this letter and agree to be bound to this letter without any consideration.

The Investor

SIGNED by	SUN Yao	)
)
for and on behalf of		)
URANUS CONNECTION LIMITED		)

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